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                                                                    EXHIBIT 10.3

                           DISTRIBUTORSHIP AGREEMENT


This Distributorship Agreement ("Agreement"), is entered into as of March 26, 1999, between:

LIGAND PHARMACEUTICALS, INCORPORATED, a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal place of business at 10275 Science Center Drive, San Diego, California, U.S.A. and SERAGEN, INC. a Delaware corporation having its principle place of business at 97 South Street, Hopkinton, Massachusetts (collectively referred to herein as "Ligand")

and

FERRER INTERNACIONAL , S.A, a corporation organized and existing under the laws of Spain with its principal place of business at Gran Via Carlos III, 94, Barcelona, Spain ("Distributor")


                              W I T N E S S E T H:

A. Ligand is a leading researcher, developer and manufacturer of biopharmaceutical products, including the Products, and is the exclusive owner or licensee of proprietary rights in such Products.

B. Distributor is engaged in the marketing of pharmaceutical products and has represented to Ligand that it has the facilities, personnel and technical expertise to market and distribute the Products in the Territory.

C. Ligand is willing to exclusively sell Products in the Territory to Distributor on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


        1.     DEFINITIONS

        For purposes of this Agreement, the following terms shall have the following meanings:

1.1 "Affiliate" means any corporation or business entity which, directly or indirectly, is controlled by, controls, or is under common control with Ligand or Distributor, as applicable. For this purpose, "control" includes, but is not limited to, direct or indirect ownership of more than fifty percent (50%) of the voting shares or stock of such corporation or business entity.

        1.2 "Approvals" means and includes all filings, approvals, registrations, permits, licenses and authorizations related to Product pricing or marketing activities which


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        are necessary or which, in the reasonable opinion of Ligand, are desirable, to be made with or obtained from any Governmental Authority for the sale of the Products in the Territory, including, without limitation, any pricing approvals, government reimbursement approvals, import permits and approvals concerning Distributor's facilities, but excluding Product Authorizations.

1.3 "Base Price" means, with respect to each Product, the price set forth in Attachment B.

1.4 "Confidential Information" means any and all data, trade secrets, confidential knowledge, specifications, clinical data and protocols and other proprietary information, not in the public domain, relating to the Products and/or the business or affairs of either party (the "Disclosing Party"). Confidential Information shall also include the present Agreement and the terms set forth herein to the extent that it has not been placed into the public domain by the Disclosing Party. Confidential Information may be communicated to the other party (the "Receiving Party") orally, visually, in writing, or in any other recorded or tangible form. All data and information will be considered to be Confidential Information hereunder (1) if the Disclosing Party has marked them as such, (2) if the Disclosing Party, orally or in writing, has advised the Receiving Party of the confidential nature, provided that, if disclosed orally, the Disclosing Party confirms such confidential nature in writing within two weeks thereafter; or (3) if, due to their character or nature, a reasonable person in a like position and under like circumstances as the Receiving Party would treat them as secret and confidential.

1.5 "Dealer" means a sub-distributor, agent or marketing representative of Distributor.

1.6 "Effective Date" means the date of this Agreement as designated in preamble to this Agreement on the first page.

1.7 "Ex-Distributor Price" means the actual price at which Distributor sells each Product to customers of Distributor, less:

        (a)    freight, shipping and insurance with respect to such Products;

        (b) sales, excise or similar taxes imposed on the sale of the Products;

        (c) any mandatory or industry standard discounts or rebates to the competent Governmental Authorities and/or Social Security Systems pursuant to the regulations and/or agreements in force; and

        (d) cash and trade discounts and allowances as customarily applied to products of a similar kind in the pharmaceutical industry in the relevant country within the Territory;



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         but in each case only if paid by Distributor or actually charged against Distributor and evidenced in Distributor's books and records of account and the reports provided to Ligand pursuant to Clause 9.3 hereof.

1.8 "Governmental Authority" means and includes all governmental and regulatory bodies, agencies, departments or entities, whether or not located in the Territory, which regulate, direct or control commerce in or with the Territory.

1.9 "Intellectual Property Rights" means and includes all copyrights, designs, databases, mask works, patents, trademarks, trade names and other proprietary rights, and all registrations and applications therefor, which Ligand may at any time own, adopt, use, license or register with respect to a Product or its business, and includes the Trademarks.

1.10 "Net Sale Price" means the amount equal to the percentage of the Ex-Distributor Price for each Product in accordance with the pricing schedule set forth in Appendix C.

1.11 "Person" means and includes any agency, association, company, individual, or other entity regardless of the type or nature thereof.

1.12 "Product Authorizations" means and includes all filings, approvals, registrations and authorizations relating to pharmaceutical or medicinal products which are necessary or which, in the reasonable opinion of Ligand, are desirable, to be made with or obtained from any Governmental Authority in order for Distributor to lawfully market, promote, offer for sale and sell the Products in the Territory, including, without limitation, authorizations required from the European MEA ("EMEA"), but excluding Approvals.

1.13 "Products" means the biopharmaceutical products manufactured by or on behalf of Ligand, for the indications and applications specified, which are listed in Appendix A, as amended by Ligand from time to time by written notice to Distributor; and shall include all line extensions and modified or improved versions of such products from time to time.


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1.14     "Resale Price" means the price from the Distributor to the wholesalers in each respective country of the Territory, in the case of Spain as determined by the Spanish Governmental Authorities ("Precio de Venta Laboratorio") or, in the case of any other country of the Territory, as determined by the competent Governmental Agency in such country, as reduced by:

         (a)   freight, shipping and insurance with respect to such Products;

         (b) sales, excise or similar taxes imposed on the sale of the Products;

         (c) any mandatory or industry standard discounts or rebates to the competent Governmental Authorities and/or Social Security Systems pursuant to the regulations and/or agreements in force; and

         (d) cash and trade discounts and allowances as customarily applied to products of a similar kind in the pharmaceutical industry in the relevant country within the Territory;

         but in either case only if paid by Distributor or actually charged against Distributor and evidenced in Distributor's books and records of account and the reports provided to Ligand pursuant to Clause 9.3 hereof.

1.15 "Technical Assistance" means and includes advice, training, information and other support regarding the manufacture, specifications, clinical trials and marketing specifically related to the Products.

1.16 "Term" means the term of this Agreement as determined in accordance with Clause 3.1 and, where the context permits, includes the extensions as per Clause 3.2.

1.17 "Territory" means the geographic area comprising the countries of Spain, Portugal and Greece.

1.18 "Trademarks" means the trademarks owned or licensed and designated by Ligand for the Products in Appendix D, as well as any substitute marks that are used for the Products in accordance with Clause 12.2.

2.       GRANT OF RIGHTS

2.1 Distribution Rights: Subject to the terms and conditions of this Agreement, Ligand grants to Distributor, and Distributor accepts, the exclusive right to market the Products in the Territory. Right to market under this Agreement shall mean the Distributor's right (1) to hold itself out as Ligand's exclusive authorized Distributor in the Territory; (2) to acquire the Products from Ligand for resale to customers on its own account in the Territory; and (3) to appoint Affiliates of Distributor, or other third parties (deemed) approved by Ligand, as Dealers in the Territory; provided, however, that (a) Distributor shall obtain an executed copy of a sub-



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         distributor or dealer agreement, in a form containing terms and conditions substantially similar to the terms and conditions of this Agreement, from the relevant Dealer; and (b) Distributor shall notify Ligand in writing of the desired appointment of any third party Dealer and, at Ligand's request, provide Ligand with adequate background information on such Dealer. Unless Ligand reasonably objects to such appointment within thirty calendar days after its receipt of such notice and information, Ligand shall be deemed to have given the requisite approval to the appointment.

2.2 Additional Rights: Ligand further grants Distributor the royalty-free and (except as to Ligand) exclusive right to use the Confidential Information, the assistance and information related thereto pursuant to Clause 4.4, and the Trademarks solely to the extent reasonably necessary for the distribution and marketing of the Products within the Territory in accordance with this Agreement.

2.3 Independent Contractors: The relationship of Ligand and Distributor established by this Agreement is of seller and buyer, or independent contractors, and nothing in this Agreement shall be construed: (1) to give either party the power to direct or control the daily activities of the other party, or (2) to constitute the parties as principal and agent, partners, or otherwise as participants in a joint undertaking. Ligand shall have no obligation or authority, express or implied, to exercise any control whatsoever over the employees or the business affairs of Distributor. Except as specifically provided in this Agreement, Distributor shall have no power or authority to make or give any representation or warranty or to incur any liability or obligation, or to waive any right, on Ligand's behalf.

2.4 Ligand's Rights: Ligand reserves the right to modify and/or to discontinue developing or producing the Products at its discretion at any time either (1) due to legal or regulatory requirements, administrative or court orders, or safety risks, or (2) so long as the Product in question is withdrawn from the market throughout the European Union for a justified and reasonable motive; provided, however, that Ligand shall notify Distributor as soon as practicable after any such modification or discontinuance and that Distributor shall be entitled to market any modified versions of Products pursuant to the terms of this Agreement. Nothing in this Agreement shall be deemed to restrict Ligand from selling the Products or other products to Persons outside the Territory for use within the Territory, nor from appointing Distributors in countries outside the Territory who may be permitted, by operation of law, to sell the Products in the Territory, and Distributor shall receive no compensation for such sales by Ligand or any other Distributor; provided, however, that Ligand shall impose upon its other Distributors restrictions on their active marketing of the Products in the Territory equivalent to restrictions placed upon Distributor's active marketing of Products outside the Territory in this Agreement, to the extent such restrictions are legally permissible.

2.5 Ligand Exclusive Supplier: During the Term, Distributor shall purchase all of its requirements of the Products from Ligand or any party designated by Ligand for this purpose.


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3.      TERM

3.1 Term: The term of this Agreement shall commence on the Effective Date and shall continue, with respect to a particular Product, for a period of ten years from the date of first sale of that particular Product to Distributor anywhere in the Territory after the Product Authorization is obtained for such Product, unless the Agreement is earlier terminated in accordance with Clause 16.

3.2 Extensions: Ligand and Distributor agree that, at least one year before the expiration of the initial ten-year term of the Agreement, they shall engage in good faith discussions for a period not to exceed six months concerning the extension of the term of the Agreement for the relevant Product(s) for a period of three to five years at commercial terms and conditions to be negotiated during the six month discussion period.

4.       AUTHORIZATIONS

4.1      Distributor to Use Diligent Efforts to Apply for and Pursue Product
         Authorizations: Following the application by Ligand, at Ligand's cost, and further issuance of any Product Authorization by the EMEA or any other agency pursuant to a mutual recognition procedure in the Territory and in consultation with Ligand, Distributor shall be responsible for, and shall use diligent efforts to, file applications for, pursue and maintain, in each country within the Territory, during the Term, all Product Authorizations. All Product Authorizations shall be in Ligand's name, whenever legally permissible, unless otherwise agreed to by Ligand. Distributor shall obtain Ligand's prior approval of all applications and submissions to any Governmental Authority in respect of any Product Authorization. Distributor shall keep Ligand informed, in writing, of the status of its applications for Product Authorizations on a regular basis, and in any event no less frequently than once every three months, and shall immediately notify Ligand in writing of any substantial change in the status of any Product Authorization or any substantive questions received from any Governmental Authority in respect of such Product Authorizations. Distributor shall provide copies of all Product Authorizations to Ligand at its request. If at any time there is a choice in respect of the appropriate type of such Product Authorization to be obtained or maintained in respect of any one or more of the Products, Ligand may, in its sole and absolute discretion, exercise such choice and shall direct Distributor as to the appropriate Product Authorization to be. requested. If Ligand, at its sole discretion, informs Distributor that it does not intend to apply for any requisite Product Authorization in any country in the Territory, Distributor may give Ligand written notice of its intention to seek such Product Authorization on its own and shall have the right to do so, unless Ligand proceeds with or authorizes the filing on its behalf within thirty calendar days after its receipt of Distributor's notice. In any given case when Distributor seeks Product Authorization, Ligand shall provide Distributor with all reasonably necessary and available clinical data, documentation and assistance to such effect.



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4.2      Distributor to Apply for Approvals: Distributor, at its cost, shall file applications for and maintain Approvals for all Products listed on Appendix A in effect as of the Effective Date in each country in the Territory during the Term. If Distributor believes that any application for Approval for any particular future Product or indication that may be included within the scope of this Agreement is not economically justified, Ligand may proceed with the application at its own cost and, upon issuance of the Approval, Distributor shall market the Product in the country concerned, if Ligand so requests. Distributor shall immediately notify Ligand in writing of any substantial change in the status of any Approval or any substantive questions received from any Governmental Authority in respect of such Approvals. Distributor shall provide copies of all Approvals to Ligand.

4.3 Pricing Approvals: Without limiting the generality of Clause 4.2, any applications, submissions, negotiations and agreements with any Governmental Authority on Product prices will require Ligand's prior consent provided, however, that in Spain Ligand shall:

        (a) give its consent, if the price from the Distributor to the wholesalers in the relevant country of the Territory, as determined by the Spanish Governmental Authorities ("Precio de Venta Laboratorio") amount to not less than *** percent of the Reference Price;

        (b) have the option to either consent to the Precio de Venta Laboratorio Resale Price or buy back from the Distributor the exclusive marketing rights in the Territory for the relevant Product (as listed in Appendix A) at a price of US$ *** each, if the Resale Price negotiated by Distributor amounts to less than *** , but more than *** , percent of the Reference Price and Ligand wishes to withhold its consent to the sale of the Products at such Resale Price; and

        (c) have no obligation to give its consent, if the Precio de Venta Laboratorio Resale Price negotiated by Distributor amounts to *** percent or less of the Reference Price, in which case the marketing rights for the relevant Product shall revert to Ligand at no cost and Distributor shall be prevented from marketing the relevant Product in the Territory.

         If Ligand exercises its option to buy back the exclusive marketing rights in the Territory for the relevant Product under clause 4.3 (b) or Distributor loses its rights under clause 4.3 (c) to distribute the relevant Product in the Territory, Ligand shall either (i) refrain from marketing directly or indirectly in the Territory for a period of three years the relevant Product at a price equal or inferior to the price that caused the aforesaid transfer of marketing rights to Ligand under 4.3(b) or (c), or (ii) restore Distributor's rights to market the relevant Product in the Territory under this Agreement.


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         For purposes of this Clause 4.3, "Reference Price" shall mean the average, same distribution level price agreed upon by Ligand or its other Distributors for the relevant Products with the Governmental Authorities in the first three European Union Member States outside of the Territory where the relevant Product is sold. If Product prices have been approved in fewer than three European Union Member States when Distributor seeks Ligand's approval, the Reference Price shall be the average price in such fewer countries or, if there is no such country, a price mutually agreed upon by the parties. If Ligand reacquires the marketing rights for any Products pursuant to Clause 4.3
         (b) or (c), all obligations of the parties under this Agreement, including those under Clause 10, shall cease with respect to such Products.

4.4 Ligand to Provide Assistance: Ligand shall provide such assistance as Ligand may deem reasonably necessary to Distributor in respect of Distributor's Product Authorization and Approval obligations under Clauses 4.1, 4.2 and 4.3, and in particular shall provide:

        (a) written materials and information concerning the Products, including copies, or summaries, of materials prepared for submission to the United States (or, at Ligand's discretion, European) Governmental Authorities concerning the Products or their labeling, to the extent that Ligand is legally and contractually permitted or required to do so, for Distributor's use in obtaining Product Authorizations in respect of each of the Products; and

        (b) access to such clinical data and documentation in respect of the Products generated by research and trials funded by Ligand or to which Ligand may have access with the right to disclose, as Ligand may deem reasonably necessary to be relevant and useful to Distributor in obtaining Product Authorizations in respect of each Product.

4.5 Distributor to Bear Costs: Subject to Clauses 4.1 and 4.6 below, Distributor shall be responsible for all costs and expenses associated with filing for and maintaining Product Authorizations and Approvals , including, without limitation, the Base Price of Product supplied by Ligand and the costs of any clinical trials conducted by or on behalf of Distributor for the purposes of any Product Authorizations, unless otherwise agreed in writing between the parties prior to such costs being incurred.

4.6 Clinical Trial Program: The parties agree to jointly evaluate the merits of a clinical trial program for one or more of the Products for severe, recalcitrant, plaque psoriasis vulgaris.

4.7 No Marketing of Products without Product Authorizations: Except to the extent permitted by law and as may be agreed in writing between the parties, Distributor shall not market, promote, offer for sale or sell any one of the Products unless and until Distributor obtains the appropriate Product Authorizations in respect of such Product. In the event that Distributor is legally permitted, due to an individual pre-



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         approval in respect of any Product, to market any Product prior to obtaining the relevant Product Authorization, Distributor shall not do so without obtaining the prior written consent of Ligand, which will not be unreasonably withheld.

5.       ORDERS AND FORECASTS

5.1 Forecasts: In order to permit Ligand and its suppliers to allocate their manufacturing capacity, Distributor shall provide Ligand with written 4-quarter rolling forecasts of its Product requirements. Such forecast shall be broken down by Product, quantities, and shipping dates, and shall be delivered to Ligand not later than one hundred twenty days prior to the beginning of each calendar quarter (commencing after Distributor has obtained the first Product Authorization and Approval in respect of any Product). Ligand shall either accept or reasonably reject such forecasts within thirty days after receipt. Any forecast accepted by Ligand or not rejected within that period shall be binding on the Parties as follows: Unless otherwise agreed, Distributor shall order, and Ligand shall supply, one hundred percent of the quantities forecast for the first calendar quarter and between eighty and one hundred twenty percent of the quantities forecast for the next quarter. Quantities forecasts for subsequent quarters shall be non-binding indications for production schedules, only, until included in subsequent quarterly forecasts.

5.2 Orders: Purchase of Products by Distributor hereunder shall be made only pursuant to written orders executed by Distributor, and shall be for a minimum of the Distributor's quarterly requirements for the Territory. The orders of Panretin(TM) Gel, Ontak(TM) and Targretin(TM) Gel shall separately specify the labeling requirements so as to allow Ligand to label those products before shipment. The orders shall be accepted in writing by Ligand at the offices specified in Clause 19.7. Subject to Clause 5.1 above, no order shall be binding upon Ligand until accepted by Ligand in writing. Subject to Clause 5.1 above, Ligand reserves the right to accept or reject any order, offer or request for Products in its sole discretion. The terms and conditions of this Agreement shall apply to all orders placed by Distributor and shall override and supersede any different or additional terms on orders from or any general conditions maintained by Distributor. All orders must be received by Ligand from Distributor at least 120 days prior to the desired shipment date. If any order for quarters 2, 3 or 4 of a forecast exceeds the forecasts for that calendar quarter provided by Distributor under Clause 5.1 hereof by more than twenty percent (20%), Ligand shall use its reasonable efforts, but shall not be obligated, to ship the requested quantities of Products, with the normal lead time stated above. If the order cannot be fully shipped, Ligand will notify Distributor by the end of that period, and the parties will jointly determine an appropriate shipment schedule.

5.3 Shipment Frequency: The Products shall be shipped at a frequency no greater than once per month with a minimum purchase price to Distributor of $ *** U.S provided, however, that Distributor may request shipments at a frequency greater than once per month at the same minimum purchase price during the first year of the


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         Agreement.

5.4 Inventory Requirements: Distributor shall maintain a reasonable supply of Products adequate to serve the appropriate customer base in each country of the Territory from time to time. For the first six months beginning with the first sale of a Product, such inventory shall be sufficient to cover not less than a three month supply of Ontak(TM), Panretin(TM) and Targretin(TM) Products based on Distributor's forecasts. Thereafter, the inventory may be reduced to a two months supply.

5.5 Cancellation and Rescheduling. Ligand will use its reasonable best efforts to honor any request of Distributor to reschedule shipment of any order accepted by Ligand. For Panretin(TM) and Targretin(TM) capsules, orders for bulk capsules or capsules in unlabeled bottles accepted by Ligand may be canceled by Distributor, provided that Distributor cancels the order at least forty five (45) days in advance of the shipment date and pays a cancellation charge equal to *** of the order price. No cancellation shall be allowed for any other Products once a firm order has been accepted by Ligand.

5.6 Terms of Shipment and Transfer of Title. All shipments of Products shall be made in Ligand's standard shipping packages CIF Distributor's designated port of entry in Spain or such other port of entry agreed upon by the parties. Unless otherwise agreed in writing between the parties, Ligand shall select the method of shipment and the carrier, and Distributor shall be responsible for all actions and documents necessary to obtain clearance to import the Products into the Territory. Ligand shall retain title to the Products until full payment of the Base Price for the Products is irrevocably credited to Ligand's bank account, and Distributor shall store all Products in its facilities so that they are readily identifiable as Ligand's Products.

5.7 Product Availability. Ligand will use its reasonable efforts to deliver to Distributor the Products in the quantities and at the dates specified on the orders submitted by Distributor and accepted by Ligand; provided, however, that Ligand (1) reserves the right to allocate the Products equitably among its customers in the event of a shortage of any Products; and (2) shall not be liable to Distributor for any delay in delivery without Ligand being at fault.

6.       REGISTRATION SERVICES AND PAYMENTS

6.1 Initial Service Reimbursement. On execution of this Agreement Distributor shall make a non-refundable initial payment to Ligand in the sum of US$ *** as reimbursement for services rendered in the registration of the Products in the Territory.

6.2 Additional Service Reimbursement: On either (a) the date on which Distributor obtains the first Product Authorization in any country in the Territory in respect of any Product; or (b) September 30, 1999, whichever is the earlier, Distributor shall


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         make a non-refundable payment to Ligand in the sum of US$ *** as reimbursement for services rendered in the registration of the Products in the Territory.

6.3 Final Service Reimbursement: Within thirty days of the date on which a Product Authorization is first obtained in any country in the Territory for a breast cancer indication for Targretin(TM) capsules,Distributor shall pay to Ligand US$ *** as reimbursement for services rendered in the registration of Targretin(TM) for such indication.

6.4 Product Pricing: Ligand shall supply the Products CIF to the port of entry designated pursuant to Clause 5.6. For all Products supplied, Distributor shall pay to Ligand the higher of: (1) the Base Price, or
         (2) the Net Sale Price. All payments under this Agreement shall be made in United States dollars. Where payment must be converted into U.S. dollars from another currency, the conversion shall be made based on the applicable exchange rate as published on the European Central Bank's Web Site for the date of Ligand's invoice.

6.5 Payment of Base Price: Unless otherwise agreed in writing by Ligand, Distributor shall pay the invoiced estimated Base Price for each order of Products under this Agreement within forty-five calendar days' net by international wire transfer to the bank identified by Ligand from time to TIME. If Distributor at any time has become delinquent, Ligand shall have the right to make sales contingent upon Distributor's payment by irrevocable letter of credit confirmed by a major US merchant bank and payable in United States Dollars (US$) by draft at sight against delivery of bill of lading (which may be marked "freight collect" and which shall permit transshipments and partial shipments), commercial invoice and packing list.

6.6 Payment Reconciliation: Within ninety (90) days of the end of each calendar quarter (commencing after Distributor has made the first sale of any product), the amounts paid by Distributor to Ligand under clause
         6.5 shall be adjusted as follows:

        (a) First, Distributor or Ligand, as the case may be, shall pay or credit to the other, the amount, if any, by which the estimated Base Prices paid by Distributor to Ligand under clause 6.5 differ from the Base Prices payable by Distributor after deducting the deductionsactually paid or charged against Distributor pursuant to Clause 1.14 (a)-(d) during that quarter.

        (b) Second, Distributor shall pay to Ligand, the amount, if any, by which the aggregate net sales prices for all products purchased from Ligand and sold by Distributor during that quarter exceeds the aggregate Base Prices payable to Ligand pursuant to clause
                6.6 (a), above.

6.7 Late Payments: Whenever a late payment is due to a cause attributable to a party, all amounts not paid to the other party when due shall accrue interest daily at the lesser of an annual rate of twelve percent (12%) or the highest rate permissible by


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         law on the unpaid balance until paid in full.

6.8 Taxes. All amounts payable to Ligand under this Agreement are exclusive of any income, sales, use, property, ad valorem, value added or other taxes, levies, imposts, duties, charges or withholdings of any nature (collectively, "Taxes"), arising out of any transaction contemplated by this Agreement and imposed against or the Products by any taxing authority in the Territory (excluding, however, any Taxes on, or measured solely by, the net income of Ligand and Taxes imposed on Ligand in the United States). Distributor shall pay all applicable Taxes or provide Ligand with a certificate of exemption acceptable to the relevant taxing authority, and shall also be liable for all bank charges levied in connection with payments made to Ligand (excluding, however, any bank charges levied by Ligand's bank). In the event that any payments to Ligand under this Agreement are subject to any withholding taxes, Distributor shall promptly provide all tax certificates, applications and related documents to Ligand. If Ligand is required to pay any Taxes in the Territory, other than Taxes imposed upon the payments under Clause 6.1 or 6.2, Distributor shall promptly reimburse Ligand upon written request therefor.

7.       MARKETING AND PROMOTION

7.1 Marketing Plans: At least six (6) months prior to the anticipated date on which the relevant Product Authorization and Approval shall be issued in respect of each Product, Ligand and Distributor shall consult in good faith to determine an appropriate marketing plan in respect of each Product for the Territory. All such marketing plans shall be harmonized with, and shall not prejudice, Ligand's global and regional marketing strategies covering the Territory. Distributor shall be responsible for implementing such marketing plans and for advertising and promoting each Product within the Territory from the dates on which it obtains the relevant Product Authorization and Approval for each Product. Distributor shall at all times adhere to the policies set by Ligand in the execution of mutually agreed upon annual marketing plans for the Products, including any marketing plans which Ligand wishes to implement among its Distributors in other territories and which are set by Ligand and agreed to by Distributor in good faith, ; provided, however, that Distributor, at its sole discretion (but in accordance with any relevant Approvals in the Territory in respect of pricing), may determine the Resale Prices for the Products and the terms and conditions of distribution.

7.2 Marketing Materials. In the promotion and marketing of the Products, Distributor shall develop sales literature and promotional materials provided to Distributor by Ligand pursuant to Clause 7.3. Distributor shall have the right to prepare other product descriptions and other promotional and marketing materials relating to the Products; provided however, that (1) all costs and expenses incurred by Distributor in the preparation and distribution of such product descriptions and other promotional and marketing materials shall be borne solely by Distributor; and (2) all such product descriptions and other promotional and marketing materials shall not be released by Distributor until approved in writing by Ligand, such approval not to be unreasonably withheld. Distributor shall submit samples of final copy for all key product descriptions and other promotional and marketing materials it proposes to use in respect of the Products for Ligand's approval within sixty (60) days prior to the first date of anticipated use of such materials. Ligand shall use its reasonable efforts to respond to any such request for approval within thirty (30) days of its receipt thereof. If no written response is given by Ligand denying such request within the aforesaid term, then Ligand's approval shall be deemed granted.

7.3 Product Literature: To the extent that it is legally and contractually permitted to do so, Ligand will share with Distributor samples of product descriptions, sales aids and advertising and promotional materials developed and used by Ligand, its other Distributors or licensees (collectively "Promotional Materials") in respect of each Product as soon as practicable. Distributor shall bear all costs of reproducing and/or adapting such Promotional Materials for use within the Territory, and shall not use any adaptations of such Promotional Materials without Ligand's prior approval of such adaptations. Likewise, Distributor agrees to share samples of its Promotional Materials with Ligand and Ligand's other Distributors and licensees.

7.4 Rights to Reproductions: All translations, reproductions, adaptations and creations of derivative works of all of Ligand's Promotional Materials (collectively "Reproductions") created by Distributor will be created as "works made for hire" with Ligand as the hirer, and copyright and all other proprietary rights in all of the Reproductions shall vest in Ligand from the date of completion thereof by Distributor. To the extent that any Reproductions do not qualify as "works made for hire", then Distributor hereby assigns to Ligand all copyrights and all other proprietary rights in the Reproductions to Ligand. In this event, Distributor will, at Ligand's request, execute any assignment or "work made for hire" documents and shall take all other steps as necessary or appropriate to perfect copyrights and all other proprietary rights in the Reproductions in the name of Ligand. If, notwithstanding the foregoing, Ligand, for any reason, is deemed not to own all rights, title, and interest in and to the Reproductions, Distributor shall be automatically considered to have granted to Ligand a royalty-free, perpetual and transferable license to use, distribute, translate and reproduce the Reproductions. Such license shall be exclusive to Ligand and shall survive the expiration or termination of this Agreement for any reason whatsoever.

7.5 Sales Assistance: Whenever Ligand considers it reasonably necessary in order to maintain or increase the volume of sales of Products in the Territory, Ligand shall be entitled to send, at its own cost, representatives to visit Distributor or Distributor's customers or prospective customers. Ligand shall keep Distributor informed of promotional methods and techniques used by Ligand in respect of the Products.

8.       OBLIGATIONS OF DISTRIBUTOR

8.1. Diligent Efforts: Distributor shall use its diligent efforts to market and sell the

         Products within the Territory at its own expense, including but not limited to professional sales calls on target medical audiences (e.g. physicians, hospitals, pharmacists, etc.), advertising the Products in appropriate media and participating in trade shows, conferences, expositions, and promotional seminars, all with due consideration for the local marketing environment in the Territory. Distributor shall conduct its marketing activities in a lawful manner with the highest standards of pharmaceutical product promotional practices, fair trade, fair competition, and business ethics, and shall cause its employees and Dealers to do the same.

8.2. Offices and Personnel. Distributor shall maintain offices adequate to market and support the Products in the Territory and shall retain and have at its disposal at all times an adequate staff of trained and qualified personnel to perform its obligations under this Agreement.

8.3. Dealers: Distributor may only appoint Affiliates or other third parties pursuant to the terms and conditions set forth in Clause 2.1. Any such appointment shall be made in writing and only in the name and for the account of Distributor, and shall terminate upon the expiration, non-renewal, or termination of this Agreement for any reason; provided, however, that:

         (a) Distributor shall not undertake to grant to any Dealer any rights greater than those which are granted by Ligand to Distributor under this Agreement;

         (b) In order to protect the goodwill of Ligand and the Products in the Territory, Distributor shall secure the agreement of each and every Dealer that it shall assume the same obligations as have been assumed by Distributor under this Agreement; and

         (c) Distributor shall defend, indemnify and hold Ligand harmless against any claim, loss, liability or expense (including attorney's fees and court costs) arising out of or based upon (1) any act or omission of any Dealer, or (2) any claim made by any Dealer against Ligand.

8.4 Alterations: Distributor shall ensure that the Products are distributed, sold, and advertised in the form and with the labeling or marking designated by Ligand and in accordance with the applicable regulations in the Territory and, in particular, shall not alter, remove, or deface any Trademark. Distributor acknowledges that it shall have no right to sell any products under Ligand's name or trademark if they were not originally manufactured or supplied by, or on behalf of, Ligand.

8.5 Clinical Evaluations: Prior to conducting any clinical evaluation of any of the Products, Distributor shall furnish to Ligand, for its prior review and written approval, the protocols for such evaluation written in the English language. Ligand shall use its reasonable efforts to respond to any such written request for approval within ninety (90) days of its receipt thereof, granting its approval or, if duly and reasonably justified, denying it. If no written notice is given by Ligand denying its approval within the aforesaid term, then Ligand's approval shall be deemed granted. Results from any such clinical evaluation shall not be publicly disclosed or disclosed in confidence to any third party without Ligand's prior written approval, such approval not to be unreasonably withheld.

8.6 Insurance. Both parties shall obtain and at all times during the term of this Agreement maintain, and bear the cost of, liability insurance which, in the judgment of Ligand, is adequate to cover their respective obligations under this Agreement . A certificate of insurance and any other documentation necessary to prove compliance with this provision will be provided to the other party upon request.

9.       REPORTING OBLIGATIONS

9.1 Foreign Laws and Regulations: In addition to its obligations under Clauses 4.1, 4.2 and 4.3 to provide Product Authorization and Approval information, Distributor shall advise Ligand of any legislation, rule, regulation or other law (including but not limited to any customs, tax, foreign exchange or foreign trade, antimonopoly, pharmaceutical products or intellectual property law) which is in effect or which may come into effect in the Territory after the date of this Agreement and which may affect the importation of the Products into the Territory or the use of the Products or the protection of Ligand's Intellectual Property Rights therein.

9.2 Record Keeping: At all times during the term of this Agreement, Distributor shall maintain at its principal place of business full, complete and accurate books of account and records with regard to its activities under this Agreement, including, without limitation, records of all sales of the Products including the names of customers to whom Products are sold and total gross sales and net sales for each calendar quarter. Upon reasonable notice, and not more than twice a year, Distributor shall grant Ligand or its representatives access during normal business hours to any premises of Distributor in order that Ligand, at its expense, may inspect Distributor's books and premises related to the Products for the sole purpose of verifying and enforcing compliance by Distributor with its obligations under this Agreement; provided, however, that Distributor shall reimburse Ligand for the full amount of the inspection costs if any inspection under this Clause 9.2 reveals any substantial breach by Distributor of this Agreement, provided that Ligand shall have the burden of establishing any such substantial breach.

9.3 Reports: Distributor shall provide Ligand with quarterly operation reports of Distributor's activities to register, develop and market the Products in the Territory, and shall provide to Ligand copies of all such reports received by Distributor from Dealers. Each such report shall be due within thirty (30) days after the end of the period to which it relates. Each report shall include:

         (a) a monthly compilation of all Products distributed by Distributor, including the revenues derived therefrom and a breakdown of the prices charged in respect of each Product; and

         (b)   a monthly list of the amount of inventory on hand; and

         (c) monthly gross and net sales on a per Product, per country basis in local currency and U.S. dollars, using the average exchange rate set forth in the European Central Bank's Web Site for the month.

9.4 Annual Statements: Distributor shall provide Ligand with annual statements within thirty (30) days after the end of each calendar year showing annual sales figures and the amount of inventory on hand as at December 31 of each year, and shall provide to Ligand copies of all such annual statements received by Distributor from Dealers. Such annual statements shall also contain a summary of all promotional activities undertaken by Distributor with respect to the Product during the preceding calendar year, and current credit references.

9.5      Exchange of Adverse Event Information: The recipient of Adverse Event
         (AE) reports and/or data, either Distributor or Ligand, will mutually exchange and promptly provide in writing, using the latest applicable International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) and Council for International Organizations of Medical Sciences (CIOMS) guidelines for reporting, any adverse event information obtained by the receiving party associated with the use of the Products either as a result of marketed use or from investigational clinical trials:

        (a) Without limiting the foregoing, the party that is the original recipient of AE information relating to incidents of serious and unexpected reactions and/or events associated with the use of any of the Products, as defined by the ICH and/or CIOMS guidelines, shall make an initial written report of that information to the other party, via facsimile, not more than 72 hours following receipt of that information. A full written report, following the content and format guidelines indicated in the applicable current ICH and CIOMS guidelines, is to be sent to and received by the other party within seven (7) days following the date the initial recipient receives such AE information.

        (b) Distributor shall also provide Ligand with routine quarterly and annual adverse event reports and/or safety data received from any source in the Territory, using the ICH guidelines for the content and format for these types of reports. These reports are intended to be used for and incorporated into Periodic Safety Update Reports [PSUR] as defined by ICH guidelines. Ligand will provide a copy of each of the Products' complete PSUR to the Distributor within five (5) days of submission of the applicable Product's PSUR to the U.S. regulatory authorities.

        (c) Distributor shall be responsible for submitting the adverse event/ medical safety (safety surveillance) reports in the countries of the Territory as required by the regulatory authorities. Ligand will hold and maintain the Central AE/ safety database for the Products and reports based on this database, as necessary to meet the requirements of regulatory authorities in the Territory, will be made available to Distributor during the agreement life. Without limiting the generality of the foregoing, Distributor shall cooperate with Ligand for the development of standard operating procedures for exchange of information concerning Adverse Events and Product safety information derived from Products use in the Territory and each party shall at all times comply with the procedures so developed.

        (d) For all of the reports specified above, the language of all exchange between and among the Parties will be English. Distributor will provide Ligand all of the above-required AE reports to the following address: Ligand Medical Safety Ligand Pharmaceuticals Inc. 10275 Science Center Drive San Diego, California 92121 U. S. A. Tel: 1 (619) 550-7588 Fax: 1 (619)
                550-1860

                Ligand will provide Distributor all of the above-required AE reports to the following address:

                Ferrer Group
                Pharmacoepidemiology and Safety
                Medical Department
                Gran Via Carlos III, 86
                08028 Barcelona  Spain
                Tel: +34 93 330 61 11
                Fax: +34 93 490 70 78

9.6 Recall Procedures: Ligand will provide Distributor with a copy of Ligand's standard operating procedure for recalls of products. Distributor acknowledges the importance of the development and the observance of correct procedures in case of recalls. Distributor shall cooperate with Ligand for the development of recall standard operating procedures and shall at all times comply with the procedures so developed and adhere to Ligand's instructions from time to time and always in accordance with mandatory requirements applicable in the Territory.

10.     PRODUCT AUTHORIZATIONS AND BUY BACK OF RIGHTS

10.1 Distributor acknowledges that Ligand cannot and does not guarantee the issuance of any Product Authorization for any or all of the Products in any country in the Territory and that Ligand will have satisfied its contractual obligations to Distributor concerning Product Authorizations once it has submitted complete registration dossiers for Products subject to the following provisions:

         (a) Within a period of *** the Effective Date, Ligand shall have the option of either (1) submitting a complete registration dossier for

----------
*** Portions of this page have been omited pursuant to a request for Confidential Treatment and filed separately with the Commission.

         Product Authorization via central EMEA or mutual recognition procedures for at least *** Products (one of them being Targretin(TM) capsules); or (2) offering to buy-back from the Distributor the exclusive marketing rights for Products which Ligand has not submitted a complete registration dossier at a price of US$ *** for each such Product.

         (b) If, within *** the Effective Date, Ligand has filed registration dossiers for at least *** Products, but has been unable to obtain Product Authorizations for Spain for at least *** Products (one of them being Targretin(TM) capsules), Distributor shall have the option, exercisable by written notice to Ligand within three months after the expiration of the *** period, either to:

                 (1) (Re)submit the registration dossier for *** Products, in which case Ligand will provide Distributor with reasonable assistance and all product data in its possession or available to it with the right to disclose that may be required for the registration process; and acquire, at no additional cost to Distributor, the exclusive marketing rights for all Products in the Philippines for a period of ten years from the date of Distributor's notice under the terms and conditions specified in this Agreement; or to

                 (2) Sell back to Ligand the exclusive marketing rights in the Territory for all unapproved Products in exchange, at Distributor's option, for (i) Ligand's waiver of its rights under Clause 6.3; or (ii) a payment of US$ *** in the aggregate.

         (c) If, within *** from the Effective Date, Ligand and Distributor have been unable to obtain the Product Authorization in Spain for at least one Product and Distributor has not previously exercised either option granted under Clause 10.1 (b), Distributor shall have the further option, exercisable by written notice to Ligand within *** after the expiration of the *** period, to take one of the steps described in Clause 10.1
                 (b); provided that the price payable by Ligand under Clause 10.1(b)(2)(ii) would be increased to US$ *** .

11.      COVENANTS OF DISTRIBUTOR

11.1 Restrictions: To the extent permissible by law, Distributor is prohibited from:

        (a) Advertising, circulating price lists or otherwise soliciting orders for the Products, and from establishing or maintaining branches, sales offices or distribution depots, outside the Territory for the distribution of the Products;

        (b) During the term of this Agreement, seeking the Approval for, or marketing, (a) any products of a third party for a registration indication of CTCL or,

                (b) any oral or topical product of a third party for a registration indication of Kaposi's Sarcoma, except as agreed by the parties.

12.      INTELLECTUAL PROPERTY RIGHTS

12.1 Acknowledgment: Distributor acknowledges Ligand's exclusive right, title and interest in and to any and all Intellectual Property Rights pertaining to the Products. Distributor shall not at any time during or after the term of this Agreement take any act or step impairing the Intellectual Property Rights or do anything that may otherwise adversely affect the Intellectual Property Rights, provided that any good faith legal challenge shall not be deemed to be such an act or step.

12.2 Notices, Trademarks and Name. Distributor shall have the royalty-free and (except as to Ligand) exclusive, right to use in the Territory, and shall use where available, the trademarks in Appendix D designated by Ligand for each Product. If no trademark in Appendix D is available for a Product in a country of the Territory and Ligand is unable or elects not to provide an alternative trademark, then Distributor shall have the right to secure, in Ligand's name and for its benefit, trademark rights to a substitute mark for the Products in the relevant country and Ligand will reimburse Distributor for the pre-approved expenses of securing such rights. The rights to the substitute mark shall remain with the Product it is used for and shall be transferred accordingly in the event that corresponding Product rights are transferred. Distributor shall not alter, deface, remove, cover, mutilate, or add to, in any manner whatsoever, any patent notice, copyright notice, trademark, trade name, serial number, model number or brand name that Ligand may attach or affix to the Products. Distributor shall not market the Products under any name, sign or logo other than the Trademarks approved by Ligand. Distributor may use the Trademarks solely in connection with the distribution of the Products and in accordance with Ligand's instructions and quality control standards from time to time, and will execute any document reasonably requested by Ligand in connection with the use and maintenance of the Trademarks in the Territory. Distributor acknowledges and agrees that it shall not have any rights in respect of the Trademarks except to the extent expressly granted in this Agreement, and that all use of the Trademarks in the Territory and all goodwill in the Trademarks shall inure to the benefit of Ligand.

12.3 Third Party Claims: Distributor shall promptly notify Ligand of any claims or objections that its use of the Intellectual Property Rights in connection with the marketing, support or service of the Products may or will infringe the copyrights, patents, trademarks or other proprietary rights of another Person ("Third Party Claim"). If Distributor is served with a legal action or otherwise forced to respond in a legal proceeding due to a Third Party Claim, Distributor shall (1) without delay, tender the defense of such Third Party Claim to Ligand; and (2) render Ligand all reasonable assistance, at Ligand's expense, in connection with the defense of any such third party claim or objection, whether in the courts, before administrative agencies, or otherwise. If Ligand refuses to assume the defense of a

         Third Party Claim, Distributor shall have the right to defend itself against such Third Party Claim, in which case Ligand shall render Distributor all reasonable assistance, at Ligand's expense. Distributor shall not, except as required by law, knowingly make any admission to jeopardize, compromise or otherwise limit the validity of Intellectual Property Rights.

12.4 Infringement of Intellectual Property Rights: Distributor shall promptly notify Ligand of any infringement or suspected infringement of Intellectual Property Rights in the Territory relating to the Products of which it becomes aware, and provide Ligand with any available evidence of such infringement or suspected infringement.

        (a) Enforcement by Ligand: Ligand, at its option, shall be entitled to institute enforcement proceedings ("Enforcement Proceedings") in respect of any infringement or unauthorized use of Intellectual Property Rights in the Territory. Distributor agrees to provide all reasonable co-operation and assistance to Ligand in relation to any such Enforcement Proceedings (and agrees to be named as a party if legally required). Any reasonable fees and costs borne by Distributor shall be reimbursed by Ligand. Ligand shall be entitled to deduct its reasonable expenses in relation to such Enforcement Proceedings (including reasonable attorney's fees and expenses and reimbursements to Distributor) from any recovery and any remaining amount shall be distributed pro rata among the parties in which Distributor shall receive 50% of any remaining recovery and Ligand shall receive 50% of any remaining recovery.

         (b) Enforcement by Distributor: If, after six (6) months of receipt of credible evidence of infringement or unauthorized use of Intellectual Property Rights in the Territory or such lesser period of time if further delay would result in a loss of right to bring an Enforcement Proceeding, Ligand elects not to institute or continue an already instituted, Enforcement Proceeding then Distributor, using attorneys of Distributor's choosing reasonably acceptable to Ligand, can undertake or continue such Enforcement Proceeding at Distributor's expense. In such event, Distributor shall keep Ligand fully and timely informed of the action so as to enable Ligand to provide input which Distributor shall reasonable consider. Distributor may not enter into any settlement agreement or consent to judgement relating to the invalidity, unenforceability or noninfringement of the Intellectual Property Rights without Ligand's prior written consent. Ligand agrees to provide all reasonable co-operation and assistance to Distributor in relation to any such Enforcement Proceeding at Distributor's expense and agrees to be named as a party in any Enforcement Proceeding. Any reasonable fees and costs borne by Ligand shall be reimbursed by Distributor. If Distributor enforces Intellectual Property Rights in the Territory in accordance with this paragraph, Distributor shall be entitled to deduct its reasonable expenses in relation to such Enforcement Proceeding (including reasonable attorney's fees and expenses and reimbursements to Ligand) from any recovery and any remaining amount shall be distributed pro rata among the parties in which Distributor shall receive 50% of any remaining recovery and Ligand shall receive 50% of any remaining recovery.

13.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

13.1 Non-Disclosure Obligations: During the term of this Agreement, the Disclosing Party will disclose certain Confidential Information to the Receiving Party to permit the Receiving Party to perform its obligations under this Agreement. The Receiving Party shall refrain from using or exploiting any and all Confidential Information for any purposes or activities other than those expressly authorized in this Agreement. The Receiving Party agrees that such Confidential Information shall be kept secret by the Receiving Party during the term of this Agreement and after the expiration hereof. The Receiving Party shall disclose Confidential Information only to its agents, representatives or employees with a need to know and shall implement appropriate security measures in order to avoid the disclosure or misappropriation of such Confidential Information.

13.2 Confidentiality Agreements: Both parties shall cause each of their directors, officers and employees and the directors, officers and employees of, respectively, Distributor's Dealers and agents, and Ligand's assignee's, who will receive Confidential Information pursuant to Clause 13.1 to enter into a Confidentiality Agreement in a form approved by both parties. The Distributor and Ligand, respectively, shall at their own expense undertake the enforcement of any such Confidentiality Agreement in the event of any breach thereof. Execution of Confidentiality Agreements by the parties shall not, however, be construed as limiting their duties or obligations hereunder.

13.3 Ownership of Ligand's Materials. All files, lists, records, documents, drawings, specifications and records, whether in written or electronic form, which incorporate or refer to all or a portion of Ligand's Confidential Information shall remain the sole property of Ligand. Such materials shall be promptly returned (1) upon Ligand's reasonable request, or (2) in accordance with Clause 17.2 of this Agreement upon termination of this Agreement, whichever is earlier.

13.4 Exceptions. The provisions of this Clause 13 shall not apply, or cease to apply, to information supplied by Ligand if it (1) was already known to Distributor; (2) came into the public domain without breach of confidence by Distributor or any other Person; (3) was received by Distributor from a third party without restrictions on their use in favor of Ligand; or (4) is required to be disclosed pursuant to any statutory or regulatory provision or court order; provided that Distributor shall have the burden of establishing any of the foregoing exceptions.

14.      LIGAND WARRANTY, INDEMNITY, AND LIMITATIONS OF LIABILITY

14.1 Non-Infringement. To the best of Ligand's knowledge, the sale and use of the Products does not infringe the proprietary rights of any third party in the Territory, and no court proceedings or any other procedure for infringement of patent, copyright, trademark, trade secret or any other property rights have been brought against Ligand with respect to the Products as of the effective date of this Agreement. Ligand makes no warranty or representation, implied or otherwise, that the Products and/or their sale or use will not infringe the property rights of any third party in the Territory.

14.2 Products Warranty: Ligand warrants that all Products supplied hereunder shall (1) conform to the products specifications therefor, as published by Ligand from time to time consistent with the data contained in the Product Authorizations, and (2) have a shelf life of one year or more (or in the case of Ontak, nine months or more) from the date of shipment to Distributor. The aforementioned shelf life terms shall be proportionally increased from time to time in accordance with improved stability data.

14.3 Indemnity: Ligand shall defend, indemnify and hold Distributor and its shareholders, managers, officers, directors, agents and employees harmless against any and all losses, damages, claims, liabilities, costs and expenses (including reasonable attorney's fees) resulting solely from the personal injury or death caused by the defective design and/or manufacture of the Products when supplied to Distributor by Ligand or by Ligand's appointee, provided that Distributor promptly notifies Ligand in writing of any claim, action or suit potentially giving rise to the indemnification obligation hereunder. Ligand shall have the sole and absolute control of, and discretion in, the handling of the defense and/or settlement of any such claim, action or suit, including, without limitation, the selection of defense counsel, and Distributor shall fully cooperate with Ligand in the defense and settlement of all such claims, actions or suits, provided, however, that Distributor may take any appropriate action necessary to preserve or avoid prejudice to its interests, or the interests of Ligand as indemnitor, in the event that (1) notice to Ligand cannot be given in sufficient time for Ligand to take action, or (2) Ligand, after prompt notice and inquiry from Distributor, fails to acknowledge its obligation to indemnify Distributor under this clause.

14.4 DISCLAIMERS. TO THE FULL EXTENT PERMITTED BY LAW, APART FROM THE FOREGOING WARRANTIES AND INDEMNITY, LIGAND MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES AND HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, ARISING FROM CONTRACT OR TORT (EXCEPT FRAUD), IMPOSED BY STATUTE OR OTHERWISE, RELATING TO THE PRODUCTS AND/OR ANY PATENTS OR TECHNOLOGY USED OR INCLUDED IN THE PRODUCTS, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR PURPOSE, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINGEMENT.

14.5 LIMITATION. IN NO EVENT WILL LIGAND BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING

         ANY LOSS OF PROFITS, EVEN IF LIGAND HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.6 LIABILITY CAP. IN NO EVENT SHALL LIGAND'S LIABILITY TO DISTRIBUTOR EXCEED AN AMOUNT EQUAL TO THE AGGREGATE BASE PRICES PAID BY DISTRIBUTOR TO LIGAND FOR PRODUCTS DURING THE LAST CALENDAR QUARTER, except that this liability limitation shall not apply to Ligand's indemnity obligation under section 14.3 arising from personal injury or death caused by the defective design and/or manufacture of the Products when supplied to Distributor by Ligand or by Ligand's appointee.

15.      DISTRIBUTOR'S WARRANTIES, INDEMNITY AND LIMITATIONS OF LIABILITY

15.1     Warranties: Distributor represents and warrants to Ligand that:

        (a) Distributor is a corporation duly organized, validly existing and in good standing under the laws of Spain and has the corporate power to execute this Agreement and to perform its obligations hereunder;

        (b) the person or persons executing this Agreement on behalf of Distributor have been duly authorized to do so by all requisite corporate or other actions of Distributor;

        (c) this Agreement is the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms;

        (d) the execution, delivery and performance of this Agreement by Distributor does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which Distributor is a party or by which Distributor may be bound, nor violate any law or regulation of any court or Governmental Authority having jurisdiction over Distributor;

         (e) Distributor will maintain at all times during this Agreement all necessary Approvals, according to Clause 4.2; and

         (f) all Affiliates of Distributor are duly organized, validly existing and in good standing under the laws of the country in which they operate and have the power to perform all obligations under this Agreement that they are assigned by Distributor.

15.2 Indemnity: Distributor shall indemnify and hold Ligand and its shareholders, managers, officers, directors, agents and employees harmless against any and all losses, damages, claims, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any breach by Distributor of this Agreement so declared by a court of competent jurisdiction or as agreed between the parties, or resulting from any claim that may be made by reason of any damage caused by an act or omission of Distributor or any of its shareholders, managers, officers, directors, agents or employees whenever such act or omission is in connection with this Agreement, contrary to the law and is so declared by a court of competent jurisdiction or as agreed between the parties.

15.3 LIMITATION. IN NO EVENT WILL DISTRIBUTOR BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING ANY LOSS OF PROFITS, EVEN IF DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

 16.    TERMINATION

 16.1 Termination by Ligand: Ligand may terminate this Agreement, at its sole discretion: (1) in its entirety; or (2) in respect of any specified part of the Territory and/or any one or more of the Products only, by giving Distributor thirty (30) days written notice of termination, effective on the date such notice is received, in the event that:

         (a) Distributor breaches any of its material obligations under this Agreement, and fails to cure such breach within thirty (30) days of receiving a written notice from Ligand specifying such breach and requiring it to be cured;

         (b) Distributor takes any act or step impairing the Intellectual Property Rights or does anything that may otherwise adversely affect the Intellectual Property Rights of Ligand, provided, however, that Ligand may exercise its rights of termination pursuant to this Clause 16.1(b) whether or not the Distributor's legal challenge of Ligand's rights is in good faith;

         (c) Distributor enters into insolvency or bankruptcy or is unable to pay its debts as they fall due, or a trustee or receiver or the equivalent is appointed to Distributor, or proceedings are instituted against Distributor in the Territory relating to dissolution, liquidation, winding up, bankruptcy, insolvency or the relief of creditors, if such proceedings are not terminated or discharged within thirty days;

         (d) there is a change of control of Distributor, beyond its corporate structure and owners on the Effective Date, or a sale or disposition by Distributor to a third party other than its owners and companies in its corporate structure on the Effective Date of substantially all of its assets, without the prior written approval of Ligand, which approval may be given or withheld in Ligand's sole discretion. For the purposes of this Clause 16.1(d), the transfer (whether direct or indirect) of all or a majority of the capital stock of Distributor or the merger, consolidation or reorganization of Distributor beyond its corporate structure and owners on the Effective Date shall be considered a "change in control" of Distributor;

          (e) any event of Force Majeure, as defined in Clause 19.6 hereof, occurs and prevents Distributor from performing its obligations under this Agreement for a period of 90 days or more, provided there is no commercially reasonable alternative;

         (f) Distributor ceases to carry on business in the marketing of pharmaceutical products in the Territory;

         (g) any law, decree, or regulation is enacted within the Territory which would substantially impair or restrict (1) Ligand's right to terminate or elect not to renew this Agreement as herein provided; (2) Ligand's right, title or interest in the Products or the Intellectual Property Rights therein; or (3) Ligand's right to collect the purchase prices for the Products as set forth in this Agreement; or

         (h) an adverse event occurs which has substantially impaired the ability of Distributor to continue to perform its obligations hereunder and Distributor is unable to provide Ligand with adequate assurance of future performance.

16.2 Termination by Distributor: Distributor may terminate this Agreement, at its sole discretion: (1) in its entirety; or (2) in respect of any specified part of the Territory and/or any one or more of the Products only, by giving Ligand thirty (30) days written notice of termination, effective on the date such notice is received, in the event that:

         (a) Ligand breaches any of its material obligations under this Agreement, and fails to cure such breach within thirty (30) days of receiving a written notice from Distributor specifying such breach and requiring it to be cured;

         (b) any event of Force Majeure, as defined in Clause 19.6 hereof, occurs and prevents Ligand from performing its obligations under this Agreement for a period of 90 days or more, provided there is no commercially reasonable alternative ;

         (c) the Governmental Authorities have not issued the requisite Product Authorization or Approval for any Product for any country in the Territory;

         (d) any law, decree, or regulation is enacted within the Territory which would substantially impair or restrict (1) Distributor's right to terminate or elect not to renew this Agreement as herein provided; (2) Ligand's right, title or interest in the Products or the Intellectual Property Rights therein; or (3) Distributor's right to market and distribute the Products in accordance with this Agreement; or

         (e) an adverse event occurs which has substantially impaired Ligand's ability to continue to perform its obligations hereunder and Ligand is unable to provide Distributor with adequate assurance of future performance.

17.      RIGHTS AND OBLIGATIONS UPON TERMINATION/NONRENEWAL

17.1 Cessation of Rights: Upon expiration or termination (collectively, the "Termination") of this Agreement for any reason whatsoever as provided herein all rights and obligations of the parties hereunder shall cease, except as provided in Clauses 17.5 of this Agreement; provided, however, that Termination of this Agreement shall not relieve the parties hereto of any obligations accrued prior to said Termination. Distributor, following notice of Termination by Ligand, shall be entitled to purchase under the terms and conditions of this Agreement, any Products the orders for which were accompanied by payment and which were accepted by Ligand prior to the effective date of Termination, even though shipment of the Products may be made subsequent to the date of Termination, provided that Distributor has paid all outstanding obligations to Ligand. Upon Termination by Ligand pursuant to Clauses 16.1, Distributor shall immediately cease to use any advertising or promotional materials relating to the Products and discontinue any previously authorized use of the Trademarks and Confidential Information (except for activities permitted by the last sentence of Clause 17.3), and shall cease all conduct that might cause any Person to believe that Distributor is a Distributor of the Products or otherwise connected with Ligand.

17.2 Return of Materials and Customer List: Upon Termination, Distributor shall promptly return to Ligand, or deliver to a third party designated by Ligand, and shall cause its Dealers and employees to return or deliver, all sales materials, Confidential Information in written, recorded or other tangible form and other items in Distributor's possession, which Ligand has furnished or supplied to Distributor, or which Distributor has furnished to its Dealers and employees, and all customer lists for Ligand Products. If Distributor purchased any such materials or other items, Distributor shall be reimbursed in an amount equal to the net price paid by Distributor for the same.

17.3 Repurchase of Inventory: Ligand shall have the option, exercisable at its sole discretion by written notice to Distributor within thirty (30) days after Termination, to repurchase all or part of Distributor's remaining inventory of Products. The price payable by Ligand upon the exercise of the option shall be the net price paid by Distributor to Ligand for the Products, plus the costs of re-shipment to San Diego, California, or to such other destination within the Territory as Ligand may designate. Upon receipt of Ligand's notice of exercise of its option pursuant to this clause, Distributor shall ship its inventory of Products on hand to such location as Ligand may designate. If Ligand does not exercise its rights under this clause, Distributor shall have the right to sell its existing inventory for a period of six months months following the date of Termination.

17.4 Product Authorizations, Trademarks and other Product rights: Upon Termination of this Agreement as provided herein for any reason whatsoever, Distributor shall immediately take all steps necessary to transfer to Ligand, or to Ligand's designee, any and all rights Distributor may have to Product Authorizations, Trademarks and any other rights associated with the Products, to the extent permitted by applicable law and at Distributor's cost. Distributor shall, at the time for application for Product Authorizations, take all reasonable steps to ensure that such transfers may later be completed. If such transfer is not possible, Distributor shall use its best efforts to arrange for Ligand or its designee to rely upon such Product Authorizations and shall permit Ligand or its designee to use and reference such Product Authorizations in its own applications.

17.5 Survival of Non-Disclosure Obligation: Notwithstanding the Termination of this Agreement, both Parties shall continue to abide by the terms of its non-disclosure obligations with respect to Confidential Information under Clause 12 of this Agreement.

17.6 Waiver of Termination Compensation: Neither Party shall be liable for, and each Party hereby waives, all right to compensation and all claims of any kind whether on account of the loss by the other of present or prospective profits, or anticipated orders, or expenditures, investments, or commitments made in connection with this Agreement, goodwill created, or on account of any other cause whatsoever.

18.     CERTAIN PAYMENTS

18.1 No Payments: Distributor shall not make, offer or agree to offer anything of value to any government official, political party or candidate for government office. Distributor undertakes that there is not now nor will there be any employment of or beneficial ownership of Distributor by governmental or political officials in the Territory. Distributor will indemnify and hold harmless Ligand against any and all losses, costs, expenses or liabilities resulting from any breach by Distributor of its obligations under this Clause 18.

19.     GENERAL PROVISIONS

19.1 Waivers: The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions.

19.2 Entire Agreement and Amendments: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating to the same subject matter. No modification, amendments or supplements to this Agreement shall be effective for any purpose unless in writing, signed by each party.

19.3 Governing Language: This Agreement has been prepared and executed in the English language. No authorized translation has been prepared or executed. In the event that any translation is prepared, the English language version of this Agreement shall govern. All written correspondence between the parties shall be in the English language.

19.4 Further Assurances: Each party agrees to do such acts and execute such further documents as may be necessary or desirable to enable the performance of and to fulfill the provisions and intent of this Agreement.

19.5 Assignments: This Agreement is entered into by Ligand in reliance upon the facilities, personnel and technical expertise of Distributor, and Distributor may only transfer or delegate the performance of the Agreement or any part thereof to a Dealer pursuant to the terms and conditions of Clause 2.1. Nothing herein contained, however, shall prevent Ligand or Distributor from assigning this Agreement in whole or in part to, or causing any order or orders to be filled in whole or in part by, any Affiliate of Ligand or the Distributor, respectively. Ligand shall also have the right to assign this agreement in amerger or acquisition in which Ligand is not the surviving entity, or as part of a transfer of all or substantially all of the assets of its business to which this Agreement pertains.

19.6 Force Majeure: Neither party shall be liable to the other party for any delay or omission in the performance of any obligation under this Agreement, other than the obligation to pay monies, where the delay or omission is due to any cause or condition beyond the reasonable control of the party obliged to perform, including, but not limited to, strikes or other labor difficulties, acts of God, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), war, riots, embargoes, or inability to obtain supplies ("Force Majeure"). If Force Majeure prevents or delays the performance by a party of any obligation under this Agreement, then the party claiming Force Majeure shall promptly notify the other party thereof in writing.

19.7 Notices: Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and in English, effective upon receipt, and may be delivered personally, or may be sent by facsimile, commercial express courier, or first class air mail, postage prepaid, addressed as follows:

        If to Ligand: Ligand Pharmaceuticals Incorporated
                      10275 Science Center Drive
                      San Diego, California 92121
        Attention:    General Counsel
        Facsimile:    (+)(1)(619) 550-1825

        If to Distributor:   Ferrer Internacional , S.A.
                             Gran Via Carlos III, 94,
                             08028 Barcelona, Spain
        Attention:           Licensing Department (cc. Legal Department)
        Facsimile:           (+)(34)(3) 330 80 57

20.     CHOICE OF LAW AND DISPUTE RESOLUTION

20.1 Choice of Law: This Agreement is governed by, and shall be construed in accordance with, the laws of the State of California, United States of America, excluding (a) conflicts of laws rules, and (b) the United Nations' Convention on Contracts for the International Sale of Goods. The parties shall endeavor to resolve amicably any and all disputes arising under or in connection with this Agreement, including but not limited to the interpretation of this Agreement, its validity and the performance hereunder.

20.2 Disputes: Any dispute between the parties relating to the validity, performance, interpretation or construction of this Agreement that cannot be resolved amicably between the parties shall be submitted to the exclusive jurisdiction of the courts, including the United States District Courts, in the State of California. Each party hereto irrevocably submits to the personal jurisdiction of the courts in California, for the resolution of all disputes hereunder.

20.3 Right to Judicial Remedies: Nothing in this Clause 20 shall be construed to impair or restrict either Party's right to judicial remedies, including preliminary and permanent injunctions from any court of competent jurisdiction to prevent any infringement of the Intellectual Property Rights, representation of competitive products, and/or disclosure of the Confidential Information.

IN WITNESS WHEREOF, each party has caused its duly authorized representative to execute and deliver this Agreement in reliance on the due authority of the representative of the other party, to be effective as of March 26, 1999.

DISTRIBUTOR:                        LIGAND PHARMACEUTICALS, INC.:

By: /s/ R. FOGUET                   By:     /s/  David E. Robinson
    --------------------------          ----------------------------------
Title:  CEO                         Title:  Chairman, President & CEO
       -----------------------              ------------------------------

SERAGEN, INC.:

By:    /s/  Paul V. Maier
    --------------------------
Title:    CEO
       -----------------------

                                   APPENDIX A

                                    PRODUCTS

 PRODUCT                                COVERED INDICATIONS
 -------                                -------------------
 Panretin(TM) Gel (alitretinoin)        All indications

 Panretin(TM) Capsules (alitretinoin)   All indications

 Ontak(TM) (denileukin diftitox)        All indications

 Targretin(TM) Gel (bexarotene)         The treatment, palliation, prevention
                                        and/or remission of cancer and
                                        dermatological diseases

 Targretin(TM) Capsules (bexarotene)    The treatment, palliation, prevention
                                        and/or remission of cancer and
                                        dermatological diseases

                                   APPENDIX B

                               BASE PRICE SCHEDULE

 Targretin(TM) products:       ***% of Resale Price.

 Ontak(TM) products:           ***% of Resale Price.

 Panretin(TM)products:         ***% of Resale Price.




----------
*** Portions of this page have been omited pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                   APPENDIX C

                            NET SALE PRICE SCHEDULE


1.  Targretin(TM) products:        ***% of Ex-Distributor price in the Territory

2.  Ontak(TM)(TM) products:        ***% of Ex-Distributor price in the Territory

3.  Panretin(TM) products:         ***% of Ex-Distributor price in the Territory



----------
*** Portions of this page have been omited pursuant to a request for Confidential Treatment and filed separately with the Commission.

                                   APPENDIX D

                                LIGAND TRADEMARKS

Trademark             Generic Product Name                Country         Trademark Status
---------             --------------------                -------         ----------------
Panretin(TM)          alitretinoin                        US                    Registered
                                                          EP (CTM)              Pending

Targretin(TM)         bexarotene                          US                    Registered
                                                          EP(CTM)               Pending

Ontak(TM)             denileukin diftitox                 US                    Pending
                                                          EP(CTM)               Pending

Onact(TM)             denileukin diftitox                 Portugal              Registered
                                                          Spain                 Pending